Mail Stop 3561
                                                          October 15, 2018

Ronald T. Hundzinski
Vice President and Chief Financial Officer
BorgWarner Inc.
3850 Hamlin Road
Auburn Hills MI 48326

       Re:    BorgWarner Inc.
              Form 10-K for Fiscal Year Ended December 31, 2016
              Filed February 9, 2017
              File No. 001-12162
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed February 8, 2018
              File No. 001-12162

Dear Mr. Hundzinski:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Lyn Shenk

                                                          Lyn Shenk
                                                          Branch Chief
                                                          Office of
Transportation and Leisure